Exhibit  99.1
Press Release
RSH-2009-019

RadioShack Corporation Presenting at the Goldman Sachs Annual Global Retailing Conference

Fort Worth, Texas, Sept. 8, 2009 — RadioShack Corporation (NYSE: RSH) announced today that the Company will be presenting at the 2009 Goldman Sachs Sixteenth Annual Global Retailing Conference to be held in New York on Sept. 9-10, 2009.

Julian Day, RadioShack Corporation’s chairman and chief executive officer, is scheduled to present on Thursday, Sept. 10, 2009, at 3 p.m. EDT.  A live broadcast of the presentation will be available online in the Investor Relations section of the Company's website at www.radioshackcorporation.com. A replay of this presentation will be available at www.radioshackcorporation.com.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH), headquartered in Fort Worth, Texas, is one of the nation's most experienced and trusted consumer electronics specialty retailers, offering innovative products and services from leading brands.  Our knowledgeable, helpful sales associates are committed to enhancing the in-store shopping experience by listening to our customers, offering advice, and partnering with them to find the best technology solutions that fit their needs.  Operating from convenient and accessible neighborhood and mall locations, the company has approximately 4,450 company-operated stores; almost 1,400 dealer outlets; nearly 600 wireless phone kiosks throughout the U.S.; and approximately 200 company-operated stores in Mexico.  For more information on RadioShack Corporation, or to purchase items online, visit www.RadioShack.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”), and those statements are intended to be subject to the protection of the safe harbor for forward looking statements in the Act.  These forward-looking statements reflect management’s current views and projections regarding future economic conditions, retail industry environments and company performance.  Certain important factors could cause actual results to differ materially from those in the forward looking statements.  These factors include, but are not limited to, sales performance, economic conditions, unemployment rates, product demand, consumer spending, expense levels, availability and cost of capital, legal and regulatory changes, competitive activity, interest rates, the value of the U.S. dollar and other currencies, pandemics, acts of terrorism, war, changes in the company’s financial condition, availability of products, theft, transmission or unauthorized disclosure of customer, employee or company information, and other risks associated with the company’s vendors and service providers, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and its Current Report on Form 8-K filed on August 11, 2008.

Investor Contact:	Media Contact:
Martin O. Moad	Wendy Dominguez
Vice President and Controller	RadioShack Media Relations
(817)415-2383	(817)415-3300

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